FINANCIAL ADVISORY AGREEMENT

November 05, 2019 (the "Effective Date")

Edesa Biotech, Inc.
100 Spy Court
Markham, Ontario L3R 5H6 Canada
Attention: Par Nijhawan MD, Chief Executive Officer
Email: j

Dear Par:

This letter agreement (this "Agreement") confirms the engagement by Edesa Biotech, Inc., a British Columbia corporation (the "Company"), of Brookline Capital Markets, a division of Arcadia Securities, LLC, a New York limited liability company ("BCM"), on a non-exclusive basis, to act as the Company's financial adviser and investment banker regarding potential Financings undertaken by the Company.

1. **Scope of Engagement.**

(a) In connection with the Company's engagement of BCM hereunder, BCM will provide the following services (collectively, the "Services") as appropriate or applicable:

(i) assist the Company in formulating a marketing strategy for its securities;

(ii) advise, and to the extent permissible by applicable laws and mutually agreed by the parties, assist in drafting, preparation, and distribution of offering and subscription materials related to a Financing and other related documentation (collectively, "Offering Materials");

(iii) at the Company's discretion, approach investors confidentially regarding a $10M Registered Direct/ PIPE (the "RD/PIPE"), ;

(iv) assist the Company in selecting a book runner for an S1 Offering, if the Company decides to pursue a fully marketed, public offering.

(b) This Agreement is not a commitment, express or implied, on the part of BCM to purchase or place any Securities in connection with a Financing. BCM's obligations under this Agreement are subject to its (i) satisfactory completion of due diligence on the Company, and (ii) determination that there is no material adverse change in the financial markets or in the financial condition, operations or prospects of the Company that precludes or materially hinders BCM ability to perform the Services.

2. **Remuneration.** As consideration for the Services, the Company agrees to and shall pay BCM as follows:

(a) If at any time during the Term, the Company or any of its subsidiaries decides to raise funds by means of an RD and or a PIPE, out of the proceeds received at each closing of such offering ("Closing") and as a condition to each Closing, Company shall pay to BCM a cash placement fee (the "Placement Agent's Fee") equal to 6.5% of the aggregate purchase price paid by investors for Securities sold at the Closing. BCM shall only be entitled to a Placement Agent Fee of 3.5% in connection with any gross proceeds raised from the investors who are listed on Annex B hereto (the "Excluded Investors"). The Placement Agent's Fee will be deducted from the gross proceeds of the Securities sold at the Closing and paid at the time of Closing.

As additional compensation, with respect to each Closing, Company shall issue to Arcadia or its permitted designees warrants (the "Agent's Warrants") to purchase an aggregate number of shares of common stock of Company equal to 1.25% of the sum of the aggregate number of Securities sold in the Offering, at such Closing. The exercise price per share of the Agent's Warrants will be equal to the price per share of the Securities sold to new cash investors in the Offering (the "Exercise Price"). The Agent's Warrants will be exercisable immediately after the date of issuance as to the portion earned as of such date and will expire five years after the date of issuance. The Agent's Warrants will be transferable subject to applicable laws, and shall include piggyback registration rights, cashless exercise and proportional adjustments for stock splits and similar recapitalization events, and other customary provisions reasonably acceptable to the parties. BCM shall not be entitled to any Agent's Warrants in connection with any gross proceeds raised from the Excluded Investors.

(b) If at any time during the Term, and within the 9-month period following the final Closing of an offering pursuant to Section 2(a), the Company or any of its subsidiaries decides to raise funds by means of a fully marketed public offering on Form S-1, BCM (or any affiliate or qualified assignee designated by BCM) shall have the right to act as a co-manager for such financing with no less than 20% of the total fees paid to the underwriters. If BCM or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.

(c) BCM will be entitled to, and Company shall pay to BCM, tail placement agent's fees (the "Tail Placement Agent's Fees") equal to 6.5% of the aggregate purchase price of any equity securities or securities that are by their terms convertible into equity securities of Company or any affiliate or successor of Company issued to BCM Investors in any subsequent RD/CMPO/PIPE offering (each, a "Subsequent Offering") for which a closing is consummated during the 4-month period following the expiration or termination of the Term (such period, the "Tail Period") For purposes hereof, "BCM Investors" means individuals, trusts, corporations, limited liability companies, partnerships and other entities that were introduced by BCM to the Company during the Term but excluding, for certainty, all Excluded Investors. A list of BCM Investors will be provided upon the expiration or termination of the Term.

For clarity, BCM will NOT be entitled to Tail Placement Agent's Fees with respect to any S-1 Offerings, as Section 2(b) of this Agreement would apply.

3. **Use of Information.**

(a) In connection with BCM's activities on behalf of the Company, the Company will furnish BCM with all financial and other information regarding the Company that BCM reasonably requests (all such information so furnished by the Company, whether furnished before or after the Effective Date, being referred to herein as the "Information"). The Company will provide BCM with reasonable access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants for the Company. The Company recognizes and agrees that BCM (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

(b) BCM for itself, agents, representatives and control persons will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized in writing by the Company or as required by law, rule or regulation, including FINRA Rule 2241, or by order of a governmental authority or court of competent jurisdiction. In the event that BCM is legally required to make disclosure of any of the Information, BCM will give written notice to the Company prior to such disclosure, to the extent that BCM can practically do so.

The foregoing paragraph shall not apply to information that:

(i) at the time of disclosure by the Company to BCM is, or thereafter becomes, generally available to the public or within the industries in which the Company or BCM or its affiliates conduct business, other than as a result of a breach by BCM of its obligations under this Agreement;

(ii) prior to or at the time of disclosure by the Company to BCM, was already in the possession of, BCM or any of its affiliates, or developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to BCM or its affiliates other than from the Company;

(iii) at the time of disclosure by the Company to BCM or thereafter, is obtained by BCM or one of its affiliates from a third party whom BCM reasonably believes to be in possession of the Information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

(iv) is independently developed by BCM or its affiliates from sources other than the confidential information provided to BCM by the Company.

(c) Nothing in this Agreement shall be construed to limit the ability of BCM or its

affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with, entities or individuals other than the Company, notwithstanding that such entities or individuals may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or suppliers similar or identical to the Company's, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship.

(d) The Company acknowledges that all advice (written or oral) given by BCM to the Company is intended solely for the benefit and use of the Company. Other than to the extent required to be reflected in the Company's board of directors and committee meeting minutes, no advice (written or oral) of BCM hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to BCM be made by the Company (or such persons), without the prior written consent of BCM unless required by law, rule or regulation, or by order of a governmental authority or court of competent jurisdiction.

(e) If applicable in connection with the Services, the Company hereby authorizes BCM to transmit to the prospective purchasers of the Securities, upon its completion, the Offering Materials. The Company represents, warrants and covenants that any and all Offering Materials (i) will be prepared by the management of the Company; (ii) will be reviewed and approved by the management and the board of directors of the Company; and (iii) as of the date of the Offering Materials, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading. The Company will advise BCM immediately of the occurrence of any event or any other change known to the Company which results in the Offering Materials containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

4. **Certain Acknowledgments.** The Company acknowledges that BCM is acting as an independent contractor in connection with its engagement hereunder. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights on any persons not a party hereto (including security holders, employees, creditors or agents of the Company) against BCM or its affiliates or their respective directors, managers, officers, agents, and employees.

The Company acknowledges that it is not relying on the advice of BCM for tax, legal, or accounting matters, it is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding a Financing based on such advice. The Company (and each employee, representative, or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary to comply with applicable securities laws.

The Company is aware that BCM and its affiliates may be providing or may in the future provide financial or other services to other third parties with conflicting interests to the interests of the Company. The Company hereby agrees to include disclosures in the Offering Materials that (1) BCM and its registered agents, affiliates and principals may participate in a Financing or purchase Company Securities, and (2) as required by state and federal securities laws, disclose the compensation and fees received by BCM in connection with this Agreement and the Placement Agency Agreement.

The Company acknowledges that BCM has certain responsibilities and reporting obligations stemming from its status as a registered broker-dealer and member firm with the Financial Industry Regulatory Authority ("FINRA"), and the Company agrees to provide information or perform actions reasonably requested by BCM in connection with its FINRA responsibilities or any duties or obligations arising under applicable state or federal securities laws.

5. Absence of Fiduciary Relationship. The Company acknowledges and agrees that it is a sophisticated business enterprise and that BCM has been retained pursuant to this Agreement to act as a financial advisor in the capacities set forth above solely with respect to the matters set forth herein. In such capacity, BCM shall act as an independent contractor, and any duties of BCM arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

6. Use of the Company's Name and/or Logo. Subject to the Company's approval, BCM may place announcements or advertisements using the Company's name and logo in financial or general marketing materials describing BCM's Services hereunder.

7. Indemnity. The Company and BCM agree to indemnify each other as provided in Annex A, the terms of which are incorporated into this Agreement in their entirety.

8. Termination of Engagement. BCM's engagement shall commence on the Effective Date and shall continue for a period of two months (the "Initial Term"). After the Initial Term, BCM's engagement shall continue monthly until either the Company or BCM terminates this Agreement (such renewal periods, together with the Initial Term, the "Term"). The Company and BCM each may terminate this Agreement at any time after the Initial Term, with or without cause, by giving at least 21 days' written notice to the other party; provided, however, no such expiration or termination will affect the matters set forth in this Agreement in Section 2 (Remuneration), Section 3 (Use of Information), Section 4 (Certain Acknowledgements), Section 7 (Indemnity), Section 8 (Termination of Engagement), or Annex A (Indemnification). The parties expressly agree that, following the termination of the Agreement, BCM shall be entitled to receive all Placement Agent's Fee on any Financing that commences before, but initially closes after this Agreement has been terminated, as well as reimbursement for expenses as contemplated herein.

9. Expenses. Whether or not the transactions contemplated hereby are consummated or this Agreement is terminated, as partial consideration to BCM for the performance of its services hereunder, Company shall pay all reasonable and documented fees, costs and expenses incident hereto and to the Offering, including, without limitation, those incurred in connection with (i)

preparing, printing, duplicating, filing, distributing and binding the Offering Documents, (ii) the creation, authorization, issuance, transfer and delivery of the Securities, including, without limitation, fees and expenses of any transfer agent or registrar, (iii) all reasonable and documented fees and expenses of legal, accounting and other advisers to Company, (iv) the registration, qualification or exemption of the Securities for offer and sale under the securities or Blue Sky laws of any applicable jurisdictions, and (v) the reasonable and documented fees, costs and expenses of BCM, including all reasonable travel, long-distance telephone call, photocopying, courier, and related other out-of-pocket expenses incurred by Arcadia in connection with, related to or arising from this Agreement, including, without limitation, the reasonable fees, costs and expenses of BCM's counsel ("BCM Expenses"); provided, however, that in no event shall Company be obligated to pay BCM Expenses in excess of $55,000 in the aggregate.

10. **Successors and Assigns.** This Agreement shall be binding upon and inure to the benefit of both BCM and the Company and their respective assigns, successors, and legal representatives.

11. **Notices.** Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and, when delivered in person or by facsimile transmission, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first day of business following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt if sent registered or certified mail, return receipt requested. All notices sent hereunder shall be sent to the representatives of the party to be noticed at the addresses indicated below, or at such other addresses as the parties to be noticed may from time to time by like notice hereafter specify:

If to the Company:

Edesa Biotech Inc.
100 Spy Court
Markham, Ontario L3R 5H6 Canada
Attention: Par Nijhawan MD
Email:

If to BCM:

Brookline Capital Markets
a division of Arcadia Securities, LLC
509 Madison Avenue, Suite 906
New York, New York 1002
Attention: William B. Buchanan Jr.
Email: bill.buchanan@brooklinecapmkts.com

12. **Governing Law.** This Agreement is governed by the laws of the State of New York, without regard to conflicts of law principles, and will be binding on and inure to the benefit of the Company and BCM and their respective successors and assigns. Each party hereby irrevocably and unconditionally consents to subject to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in New York, New York for any litigation

arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum. The Company and BCM each agree to waive trial by jury in any action, proceeding, or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction, or the engagement of BCM hereunder.

13. **Assignment**. This Agreement may not be assigned by any party without the prior written consent of other party.

14. **Counterparts**. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Signatures to this Agreement may be exchanged by facsimile or other form of electronic transmission (e.g., pdf) and such signatures shall be deemed original signatures of the parties hereto.

15. **Modification and Waiver**. No provision of this Agreement may be modified, amended, waived, or discharged unless such waiver, amendment, modification, or discharge is agreed to in writing and signed by each of the parties. The waiver by any party to the performance or breach of any of the terms and conditions of this Agreement shall not be construed as such party thereafter waiving such terms and conditions or as waiving any other terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

16. **Severability**. The provisions of this Agreement are severable, and the invalidity or unenforceability of any provision of this Agreement will not be deemed to affect the validity or enforceability of any other provision hereof. In the event any provision of this Agreement is held to be invalid or unenforceable, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by each of the parties subsequent to the expunging of the invalid or unenforceable provision.

17. **Interpretation**. The language used in this Agreement has been and shall be construed as if each of the parties prepared this Agreement.

18. **Complete Understanding**. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and replaces and supersedes all prior agreements, written or spoken, with respect thereto.

[Signature Page Follows]

BCM is delighted to accept this engagement and looks forward to working with the Company on this matter. Please confirm that the foregoing is in accordance with the Company's understanding of the agreement between the parties hereto by signing, dating, and returning to us an original or copy of this Agreement.

Brookline Capital Markets,
a division of Arcadia Securities, LLC

By: [signature]
Name: William B. Buchanan Jr.
Its: ____________________

Agreed to and accepted by
Edesa Biotech, Inc.
as of the Effective Date:

By: [signature]
Name: P. Nijhawan
Its: CEO

Annex A

Indemnification

The Company shall indemnify and defend or at its option settle and hold harmless (which settlement, if any, will contain a full and unqualified release of the BCM Indemnified Parties), on a joint and several basis, BCM and its affiliates and each officer, employee, director, and agent of BCM and its affiliates (collectively, the "BCM Indemnified Parties") from and against any and all claims, demands, actions, losses, damages, liabilities, charges, or costs, including reasonable counsel fees and expenses of any nature ("Losses") arising out of (i) any material misstatement or omission, misleading statements, material inaccuracy, or material omission in any advertising or promotional material generated by or on behalf of the Company or its successors or affiliates or related to the Offering Materials or similar documents related to the Company generated by or on behalf of the Company or its successors or affiliates and (ii) any material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement, and in each case, except to the extent such Losses primarily result from BCM's or its affiliates' breach of this Agreement, bad faith, willful misconduct, or gross negligence.

BCM shall indemnify and defend or at its option settle and hold harmless (which settlement, if any, will contain a full and unqualified release of the Company Indemnified Parties) the Company and its affiliates and each officer, employee, director, and agent of the Company and its affiliates (collectively, the "Company Indemnified Parties") from and against any and all Losses arising out of (i) any material misstatement made by BCM or its affiliates related to the Offering Materials that does not reflect a statement made by the Company or was not approved by the Company and (ii) any material breach by BCM of any representation, warranty, covenant or agreement contained in this Agreement, and in each case, except to the extent such Losses result primarily from the Company's (or any of its affiliates) breach of this Agreement, bad faith, willful misconduct, gross negligence by the Company or its affiliates, or Company's breach of its obligations under the Offering Materials.

The indemnification provisions provided in Annex A shall survive the termination of the engagement letter to which such indemnification provisions are attached (i.e., the Agreement).

In case any litigation or proceeding is brought against any person indemnified under this Annex A, the indemnifying party shall be entitled to assume the defense of such litigation or proceeding with counsel of its reasonable choice (which counsel shall have experience in the applicable area of law and type of litigation) at its expense (in which case the indemnifying party shall not be responsible for the fees and expenses of any separate counsel retained by the indemnified party). Notwithstanding the indemnifying party's election to assume the defense of such litigation or proceeding, the indemnified party shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and the indemnifying party shall pay all reasonable fees, costs, and expenses of separate counsel only if the use of counsel selected by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest.